Exhibit 99.2

Cambium Learning Group, Inc.

Second Quarter 2018 Earnings Conference Call

August 13, 2018

Cambium Learning Group, Inc. – Second Quarter 2018 Earnings Conference Call, August 13, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group, Inc. Second Quarter 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode. If anyone should require Operator assistance during the conference, please press star, and then zero on your touchtone telephone. As a reminder, this conference call may be recorded.

I would now like to introduce your host for today's conference, Scott McWhorter, General Counsel and Corporate Secretary. Mr. McWhorter, you may begin.

Scott McWhorter:

Thank you, and welcome, everyone to Cambium Learning Group's Second Quarter 2018 earnings conference call. I am Scott McWhorter, Cambium's General Counsel. With me today are John Campbell, Cambium Learning's Chief Executive Officer; and Barbara Benson, Chief Financial Officer.

Statements made on this call may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today's press release as well as Cambium Learning Group's periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including Adjusted EBITDA and Cash Income. The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures. Because of the high percentage of amortization expense, deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from management's perspective, since these are the metrics used internally to assess performance.

Lastly, in consideration of Cambium Learning Group's ongoing review of strategic alternatives to maximize shareholder value, management will not comment on this process in today's prepared remarks and will not conduct a question-and-answer session today.

As previously stated, the Company has not set a definitive timetable for completion of its review of strategic alternatives and there could be no assurances that the process will result in any transaction being announced or completed in the future. The Company does not intend to make any further announcements related to its review unless and until its Board of Directors has approved a specific transaction or otherwise determined that further disclosure is appropriate.

Now, it is my pleasure to turn the call over to John Campbell.

Cambium Learning Group, Inc. – Second Quarter 2018 Earnings Conference Call, August 13, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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John Campbell:

Thanks Scott. Good afternoon, everyone, and thank you for joining us today.

I will begin by discussing our second quarter performance by segment, update you on our 2018 strategy, and then turn it over to Barbara, who will walk you through the financials.

Cambium Learning Group's first half results were strong. While our highest volume days of the year are still ahead of us, we are executing well on our strategic plan's three components of development, marketing, and sales.

Bookings grew 11% in the second quarter and 8% in the first half, driven by acceleration in our SaaS businesses, and earnings are on track to date in the year. With our pipeline of orders building momentum into the important second half selling season, we are positioned well for the year and are reiterating our full-year outlook.

Let's look at our segment's performance. Second quarter Bookings for Learning A-Z, the standard bearer of our digital solutions strategy, increased 26% bringing first half growth to 13%. One of our best growth opportunities is expanding the reach of Learning A-Z's smaller product lines.

I am pleased to share that Science A-Z, our blended science/literacy solution for K-6 students, recently won an adoption in Broward County, Florida, which resulted in a five year deal and Bookings in the second quarter of $1.8 million. Science A-Z provides thousands of resources to teach core science ideas and practices, multilevel books to differentiate reading instruction, and hands-on projects to apply science concepts. Broward County chose Science A-Z in large part to have a strong literacy component in its K-5 science program. This was the largest single Booking in Learning A-Z's history, and we are excited to see the momentum Science A-Z is building.

The driving force of any digital solution is constant innovation, and our Learning A-Z development teams have added new instructional content and product features to our suite of literacy-focused solutions to support PreK-6 teachers for students at all learning levels.

The features launched this summer for the coming school year include a new motivational avatar builder, incentivising badges, and student interface in the Kids A-Z student portal, which is included with Raz-Plus, Raz-Kids, Headsprout, Science A-Z, Writing A-Z, and ReadyTest A-Z. As students complete activities and achieve specific milestones, they collect stars and badges as rewards to make their avatars unique, and teachers can further customize their students' experience. We also redesigned the Raz-Plus and Raz-Kids online Reading Room to be more intuitive and make it easier for students to find level-appropriate books and content based on their interests and activity.

Last, Raz-Plus and Reading A-Z will offer more close reading passages, teacher lesson plans, and question guides, as well as new Spanish resources, including leveled authentic Spanish books and Spanish close reading packs. These continuous content and functionality enhancements to our product suite empower teachers and make personalized learning easier for a broader group of learners.

Recently, two of our Learning A-Z solutions received the prestigious Software and Information Industry Association's CODiE Awards, making this the seventh consecutive year we have received a CODiE Award. Raz-Plus won Best Solution for Special Needs Students, and Science A-Z won Best Science Instruction Solution; this solution's first CODiE. We are honored by these awards, which demonstrate the continued effectiveness of our solutions.

Cambium Learning Group, Inc. – Second Quarter 2018 Earnings Conference Call, August 13, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Our marketing and sales initiatives are working well in a demand environment that is responsive to our digital solutions that drive student success. Our pipeline is building toward another year of strong growth at Learning A-Z, with these higher-margin Bookings contributing meaningfully to our profitability and cash flow.

Our ExploreLearning segment, which focuses on math and science, grew second quarter Bookings 15%, bringing first half growth to 14% as our momentum in this segment continues. ExploreLearning's development is progressing well on three fronts. Our expansion of our Gizmos library remains on track. Secondly, our new fractions product is on schedule for a 2019 release. Thirdly, we continue to work towards integrating the IS3D immersive STEM cases into our Gizmos product, which are also expected to be available in 2019. ExploreLearning's 100% digital offerings continue to be enthusiastically received, and we expect another strong year of Bookings growth as we reach more students who aim for success in math and science.

At Voyager Sopris Learning, second quarter Bookings decreased 5%, bringing first half Bookings growth to 1%. The Bookings decline in the second quarter was not unexpected. As you may recall, in the first quarter, we had experienced some positive timing tailwinds for legacy print and transactional solutions. Our development focus for 2018 for Voyager Sopris Learning is to support LANGUAGE! Live's momentum and feed the segment's SaaS solutions with continuous enhancements and new capabilities every month, while maintaining capital expenditures below last year's levels in order to maximize profitability.

In sum, we are well positioned as we enter the second half of the year to deliver a strong 2018 performance by focusing on Cambium Learning Group's mission to create solutions that leverage technology to change the trajectory of students' lives. We expect our rate of Bookings growth to surpass last years', driven by our digital businesses and our careful calibration of our investments in development, marketing and sales to drive expansion in Adjusted EBITDA and Cash Income.

Our strategy is to leverage our position as an established leader in the K-12 digital solutions space by making investments today that will drive growth and increase profits and cash flow long-term. At Cambium Learning, we believe that every learner has untapped potential; teachers are the foundation of education; and that, data, instruction, and practice are the keys to success in the classroom and beyond.

Now, I will turn the call over to Barbara for a review of the financials and more detail on our outlook. Barbara?

Barbara Benson:

Thanks John, and good afternoon, everyone.

First, as we have frequently stated, our business is highly seasonal and the third quarter is our most important quarter with the back-to-school buying. In 2017, the first half was 30% of full-year Bookings and has been a similarly low percentage historically. Our Bookings will ramp up through the year to peak in the third quarter, the period in which we generate the vast majority of our Bookings and Cash Income for a given year. Because of this, first half and second quarter results should not be considered necessarily indicative of full-year results or trending.

Let's start by reviewing our second quarter Bookings results.

Company-wide Bookings for the second quarter of 2018 grew 11%, to $33.1 million. Learning A-Z accelerated its momentum during the second quarter with Bookings of $14.7 million, an increase of $3.0 million or 26% compared to Q2 2017. This brings year-to-date Bookings growth at Learning A-Z to 13%. ExploreLearning continued to perform strongly with second quarter growth of 15% to $6.8 million, extending the segment's strong momentum. Year-to-date Bookings growth for ExploreLearning is 14%. And, Voyager Sopris Learning declined 5% to $11.6 million during Q2, driven by declines in the segment's legacy products, with year-to-date Bookings flattish to last year.

Cambium Learning Group, Inc. – Second Quarter 2018 Earnings Conference Call, August 13, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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GAAP net revenues for the first half of 2018 grew $1.3 million or 2%, to $77.6 million. A large portion of GAAP revenues for the first half of the year represents the revenue recognition tail of prior year Bookings.

Adjusted EBITDA for the first half of 2018 was $21.5 million. Costs and expenses, excluding depreciation and amortization, were up around 5% year-over-year with planned investments in development, marketing and sales at Learning A-Z and ExploreLearning to support full-year 2018 growth, partially offset by the benefit of cost right-sizing activities as Voyager Sopris Learning late last year.

The higher pace of investments exceeded the GAAP revenue growth, and Adjusted EBITDA was down $0.4 million or 2% for the first half compared to last year. Net income was $7.0 million in the first half of 2018 compared to $8.3 million in the first half of 2017, down $1.3 million with the slight Adjusted EBITDA decline, increased G&A spend related to the strategic alternatives review and the VKidz agreement, and higher tax expense.

As we have previously disclosed, we released most of the valuation allowance that was recorded on our deferred tax assets, including our NOLs, at the end of 2017. Because of this, we expect to have a more normal tax expense effective rate in 2018. The 2018 tax expense effective rate has been impacted in both Q1 and Q2 by tax benefits related to stock option exercises by employees. Given this impact and the fact that our Q2 year-to-date tax expense effective rate was 17%, we now believe we'll have a full-year tax effective rate lower than our previously expected range. I'd estimate somewhere between 20% and 23%.

Interest expense was $1.8 million in the first six months of 2018 compared to $2.6 million in the same period of 2017, lower as a result of the ongoing reductions in debt from scheduled and voluntary principal payments made in 2017.

Capital expenditures were $8.0 million in the first half 2018, lower than the same period of 2017 by approximately $0.8 million, with the decline driven by planned savings at the Voyager Sopris Learning segment.

It is normal for us to operate with a negative Cash Income in the first half of the year due to seasonality. Cash Income was an $8.7 million loss for the first six months of 2018, an improvement of $2.9 million compared to the $11.6 million Cash Income loss for the first half of 2017, primarily due to the strong year-over-year Bookings growth of 8%.

Moving to the balance sheet, cash and cash equivalents at June 30 were $4.7 million. During the first half of 2018, we paid $2.9 million of scheduled amortization payments and ended the quarter with $45.6 million outstanding on our term loan. In line with our historical seasonal pattern, we used cash in the first half of the year and expect to generate cash in the third and fourth quarters, and our revolving credit facility helps us manage the seasonal cash pattern. We borrowed $10.0 million on the revolver in the first half of 2018. We started to pay down the revolver borrowings in July and expect to reduce it to zero by the end of the third quarter.

Cash used in operations was $3.9 million year-to-date Q2 2018 compared to $4.3 million in the first half of 2017, with the year-over-year improvement primarily due to higher Bookings.

In summary, the results for the first half of 2018 provide a great foundation for us as we move into the important back to school selling season. We have not changed our full-year 2018 outlook, which includes company-wide Bookings growth at a higher percentage than we saw in 2017; capital expenditures that are roughly the same as 2017; expansion of our Cash Income margin, driven by continued strong growth in our higher-margin segments; and cash paid for interest in the neighborhood of $3.0 million.

Cambium Learning Group, Inc. – Second Quarter 2018 Earnings Conference Call, August 13, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

We continue to expect cash generation from normal operations to be in line with our previous guidance and we will assess the impact of cash expenditures related to the strategic alternatives review and VKidz transaction as the year progresses.

A final note, as we announced last quarter, in May we signed a definitive agreement to acquire VKidz, a Florida-based edtech company that serves both school systems and homeschooling families with innovative, research-based educational products, all delivered digitally. VKidz has historically had strong double-digit top-line growth and saw a Bookings increase of 12% in the first half of the year compared to first half 2017. We continue to expect the transaction to be consummated after completion of our Board of Directors' review of strategic alternatives.

This concludes our remarks. Thanks again to everyone for listening in on our call today. We look forward to reporting our third quarter results on our next call. Have a great afternoon.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.